Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

News Release

TICKER SYMBOL	INVESTOR RELATIONS	MEDIA RELATIONS
(NYSE: UFS) (TSX: UFS)	Nicholas Estrela	David Struhs
	Manager	Vice-President
	Investor Relations	Corporate Communications and Sustainability
	Tel.: 514-848-5555 x 85979	Tel.: 803-802-8031

DOMTAR CORPORATION ANNOUNCES 2-FOR-1 STOCK SPLIT AND DIVIDEND INCREASE

(All financial information is in U.S. dollars unless otherwise noted.)

Montreal, April 30, 2014 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that its Board of Directors has approved a 2-for-1 split of its common stock (NYSE: UFS) (TSX: UFS) to be effected through a stock dividend. Shareholders on the record date of June 10, 2014 will be entitled to receive one additional share for every share they own on that date. The Company’s transfer agent, Computershare, will distribute the new shares of common stock on or about June 17, 2014. As a result of the stock split, total shares of Company common stock outstanding will increase from approximately 32.5 million to 65 million.

In addition, the Company announced an increase in the quarterly dividend on its common stock, on a post-split basis, from $0.275 per share to $0.375 per share. This is equivalent to, on a pre-split basis, an increase of $0.20 per share per quarter.

“The Board’s decision to substantially increase the regular dividend payout reflects its confidence in our future as we continue to transform Domtar into a growth company,” said John D. Williams, President and Chief Executive Officer. “The acquisition of Indas earlier this year was an important step, bringing critical mass to Personal Care and enhancing the earnings growth potential of this key division. At the same time, the implementation of a stock split complements our new dividend policy and enables us to maintain a share price that is attractive to a broad range of investors,” added Mr. Williams.

The Board of Directors declared the quarterly dividend payable on July 15, 2014 to stockholders of record as of the close of business on July 2, 2014.

As previously announced, the Company’s subsidiary Domtar (Canada) Paper Inc. (TSX: UFX) will redeem all of its outstanding exchangeable shares on or about June 2, 2014. As a result, the exchangeable shares will cease to be outstanding and the shares of Company common stock issued in exchange for the exchangeable shares will participate in the 2-for-1 stock split and all these shares will be entitled to receive the quarterly dividend.

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The Company is holding its Annual Meeting of Stockholders today at 9:00 a.m. (ET). Investors and other interested parties are invited to listen to the live webcast at www.domtar.com.

About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products. The foundation of its business is a network of world class wood fiber converting assets that produce papergrade, fluff and specialty pulps. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice®. Domtar is also a leading marketer and producer of a broad line of incontinence care products marketed primarily under the Attends®, IncoPack and Indasec® brand names as well as baby diapers. In 2013, Domtar had sales of US$5.4 billion from some 50 countries. The Company employs approximately 10,000 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

Statements in this release about our plans, expectations and future performance, including the statements by Mr. Williams and those contained under “Outlook,” are “forward-looking statements.” Actual results may differ materially from those suggested by these statements for a number of reasons, including changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, and the other reasons identified under “Risk Factors” in our Form 10-K for 2013 as filed with the SEC and as updated by subsequently filed Form 10-Qs. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

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